Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
PACS Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock reserved for issuance pursuant to awards under the Registrant’s 2024 Incentive Award Plan (the “2024 Plan”)	457(h)	16,990,456(2)	$21.00(3)	$356,799,576	0.00014760	$52,663.62
Equity	Common stock reserved for issuance pursuant awards under the Registrant’s 2024 Employee Stock Purchase Plan (the “ESPP”)	457(h)	1,501,520(4)	$21.00(3)	$31,531,920	0.00014760	$4,654.12
Total Offering Amounts					$388,331,496		$57,317.74
Total Fee Offsets							N/A
Net Fee Due							$57,317.74
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of common stock that become issuable under the 2024 Plan and the ESPP, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of common stock, as applicable.
(2)Represents (i) 15,390,579 shares of common stock reserved for future issuance under the 2024 Plan as of the date of this Registration Statement, and (ii) an additional 1,599,877 shares of common stock that were issuable upon the settlement of restricted stock units granted under the 2024 Plan that were withheld to cover the taxes with respect to the settlement of such restricted stock units, and as such again became available for issuance under the 2024 Plan pursuant to its terms. The number of shares of common stock available for issuance under the 2024 Plan will be subject to an annual increase on the first day of each calendar year beginning on and including January 1, 2025 and ending on and including January 1, 2034, equal to (A) 2% of the aggregate number of shares of the Registrant’s common stock outstanding on the final day of the immediately preceding calendar year or (B) such smaller number of shares as is determined by the Registrant’s board of directors.

(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $21.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-277893), as amended (the “S-1 Registration Statement”), that was declared effective on April 10, 2024.
(4)Represents 1,501,520 shares of common stock reserved for future issuance under the ESPP. The number of shares of common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning on and including January 1, 2025 and ending on and including January 1, 2034 by an amount equal to (a) 1% of the aggregate number of shares of the Registrant’s common stock outstanding on the final day of the immediately preceding calendar year or (b) such smaller number of shares as is determined by the Registrant’s board of directors.